As filed with the Securities and Exchange Commission on July 16, 2007

Registration No. ___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SUNCROSS EXPLORATION CORPORATION
(Name of small business issuer in its charter)

Nevada	1000	98-0441861
(State or jurisdiction	(Primary Standard	(IRS Employer
of incorporation or	Industrial	Identification No.)
organization)	Classification Code Number)

435 Martin Street, Suite 3150
Blaine, Washington 98230
Telephone: (604) 377 -8855
(Address and telephone number of principal executive offices and principal place of business or intended principal place of business)

Valda Downing
435 Martin Street, Suite 3150
Blaine, Washington 98230
Telephone: (604) 377-8855
(Name, address and telephone number of agent for service)

Copies to:

David M. Loev,		John S. Gillies
The Loev Law Firm, PC		The Loev Law Firm, PC
6300 West Loop South, Suite 280	&	6300 West Loop South, Suite 280
Bellaire, Texas 77401		Bellaire, Texas 77401
Phone: (713) 524-4110		Phone: (713) 524-4110
Fax: (713) 524-4122		Fax: (713) 456-7908

Approximate date of proposed sale to the public: as soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. (X)

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. (  )

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. (  )

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. (  )

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. (  ).

CALCULATION OF REGISTRATION FEE

Title of Each	Amount Being	Proposed Maximum	Proposed Maximum	Amount of
Class of Securities	Being	Price Per Share(1)	Aggregate Price(1)	Registration
	To be Registered	Registered		Fee

Common Stock	1,748,250	$0.10	$174,825	$5.27

Total	1,748,250	$0.10	$174,825	$5.27

(1) The offering price is the stated, fixed price of $0.10 per share until the securities are quoted on the OTC Bulletin Board for the purpose of calculating the registration fee pursuant to Rule 457(o). This amount is only for purposes of determining the registration fee, the actual amount received by a selling shareholder will be based upon fluctuating market prices once the securities are quoted on the OTC Bulletin Board.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

SUNCROSS EXPLORATION CORPORATION

RESALE OF
1,748,250 SHARES OF COMMON STOCK

The selling stockholders listed on page 36 may offer and sell up to 1,748,250 shares of our common stock under this Prospectus for their own account.

We currently lack a public market for our common stock. Selling shareholders will sell at a price of $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

A current Prospectus must be in effect at the time of the sale of the shares of common stock discussed above. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay all of the other offering expenses.

Each selling stockholder or dealer selling the common stock is required to deliver a current Prospectus upon the sale. In addition, for the purposes of the Securities Act of 1933, selling stockholders may be deemed underwriters.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell the securities offered herein until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9, ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS _________, 2007

TABLE OF CONTENTS

Prospectus Summary	5
Summary of the Offering	6
Summary Financial Data	7
Risk Factors	9
Use of Proceeds	16
Dividend Policy	16
Legal Proceedings	16
Directors, Executive Officers, Promoters and Control Persons	17
Security Ownership of Certain Beneficial Owners and Management	18
Interest of Named Experts and Counsel	19
Indemnification of Directors and Officers	19
Description of Business	21
Management's Discussion and Analysis of Financial Condition and Results of Operations	25
Description of Property	28
Certain Relationships and Related Transactions	30
Executive Compensation	30
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	34
Descriptions of Capital Stock	34
Shares Available for Future Sale	35
Plan of Distribution and Selling Stockholders	36
Market for Common Equity and Related Stockholder Matters	39
Additional Information	39
Legal Matters	39
Financial Statements	F-1
Dealer Prospectus Delivery Obligation	40
Part II	41

PART I - INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS SUMMARY

The following summary highlights material information found in more detail elsewhere in the Prospectus. It does not contain all of the information you should consider. As such, before you decide to buy our common stock, in addition to the following summary, we urge you to carefully read the entire Prospectus, especially the risks of investing in our common stock as discussed under "Risk Factors." In this Prospectus, the terms "we," "us," "our," "Company," and "Suncross" refer to Suncross Exploration Corporation, a Nevada corporation, "Common Stock" refers to the Common Stock, par value $0.001 per share, of Suncross Exploration Corporation Additionally, unless otherwise stated all amounts listed herein are in United States dollars and amounts proceeded by "CDN" are in Canadian dollars.

We are an exploration stage mineral mining company, and as such, there is no assurance that commercially viable mineral deposits exist on our claim (described in more detail below under "Description of Business") and we will require further exploration before the final evaluation as to the economic and legal feasibility of the claim is determined.

The shares of Common Stock offered herein by the selling shareholders were purchased by the selling shareholders in offshore transactions pursuant to Regulation S of the Securities Act of 1933 between March 2006 and December 2006 for consideration of $0.04 per share.

The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. The securities offered hereby are speculative and involve a high degree of risk. See "Risk Factors."

SUMMARY OF THE OFFERING:

Common Stock Offered:	1,748,250 shares by selling stockholders

Common Stock Outstanding Before The Offering:	12,148,250 shares

Common Stock Outstanding After The Offering:	12,148,250 shares

Use Of Proceeds:	We will not receive any proceeds from the shares offered by the selling stockholders. See "Use of Proceeds."

Offering Price:
The offering price of the shares has been arbitrarily determined by us based on estimates of the price that purchasers of speculative securities, such as the shares, will be willing to pay considering the nature and capital structure of our Company, the experience of our officers and Directors and the market conditions for the sale of equity securities in similar companies. The offering price of the shares bears no relationship to the assets, earnings or book value of us, or any other objective standard of value. We believe that no shares will be sold by the selling shareholders prior to us becoming a publicly traded company, at which time the selling shareholders will sell shares based on the market price of such shares. We are not selling any shares of our common stock, and are only registering the re-sale of shares of common stock previously sold by us.

No Market:
No assurance is provided that a market will be created for our securities in the future, or at all. If in the future a market does exist for our securities, it is likely to be highly illiquid and sporadic.

Corporate Address:	435 Martin Street, Suite 3150
Blaine, Washington 98230

SUMMARY FINANCIAL DATA

You should read the following summary financial information presented below together with our financial statements and related notes appearing at the end of this prospectus and the "Management's Discussion and Analysis" and "Risk Factors" sections elsewhere in this prospectus.  The summary financial information set forth below as of March 31, 2007 and December 31, 2006 and for the three months ended March 31, 2007 and 2006 and for the years ended December 31, 2006 and 2005 were derived from, and are qualified by reference to, our financial statements that have been reviewed or audited by Malone & Bailey, PC, our independent registered public accounting firm, and are included elsewhere in this prospectus.  Historical results are not necessarily indicative of future results.

SUMMARY BALANCE SHEET:

	March 31,	December 31,
	2007	2006

ASSETS

Current assets
Cash	$37,999	$60,195
Prepaid expenses	27,520	10,000

Total assets	$65,519	$70,195

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$6,907	$5,600
Due to shareholder		175

Total liabilities	6,907	5,775

Stockholders’ Equity:
Preferred stock, $.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	-	--
Common stock, $.001 par value, 100,000,000 shares authorized; 12,148,250 shares issued and outstanding	12,148	12,148
Additional paid-in capital	77,782	77,782
Share subscriptions receivable	(1,000)	(1,000)
Deficit accumulated during the exploration stage	(30,318)	(24,510)
Total stockholders’ equity	58,612	64,420

Total liabilities and stockholders’ equity	$65,519	$70,195

SUMMARY STATEMENT OF EXPENSES:

	Three months	Three months	Year ended	Year ended
	ended	ended	December 31, 2006	December 31, 2005
	March 31, 2007	March 31, 2006

Operating expenses:
Exploration and development	$1,500	$-	$7,500	$-
Foreign exchange (gain)	(46)	5	8	(283)
Geological consulting	-	-	2,041	-
Mineral property acquisition costs	-	-	6,000	-
Other selling, general and administrative	4,354	259	6,563	2,506

Net loss	$5,808	$264	$22,112	$2,223

Basic and diluted net loss per common share	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Weighted Average shares Outstanding	12,148,250	10,494,389	10,998,266	10,234,521

RISK FACTORS

The securities offered herein are highly speculative and should only be purchased by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and other information in this Prospectus before deciding to become a holder of our common stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

The Company's business is subject to the following Risk Factors (references to "our," "we," "Suncross" and words of similar meaning in these Risk Factors refer to the Company):

WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS PLAN AND EXPLORATION ACTIVITIES WITHOUT ADDITIONAL FINANCING.

We depend to a great degree on the ability to attract external financing in order to conduct future exploratory activities. We are currently funded solely by our shareholders and we believe that we can continue our business operations for approximately the next eight months with the approximately $38,000 of cash we had as of March 31, 2007. If we are unable to raise the additional funds required for planned exploration and extraction activities, which we anticipate costing approximately $87,000, we may be forced to abandon our current business plan. If you invest in us and we are unable to raise the required funds, your investment could become worthless.

OUR AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT AS TO WHETHER OUR COMPANY CAN CONTINUE AS A GOING CONCERN.

We are in our exploration stage, as planned principal activities have not begun. We have not generated any revenues since inception and have incurred substantial losses. These factors among others indicate that we may be unable to continue as a going concern, particularly in the event that we cannot generate sufficient cash flow to conduct our operations and/or obtain additional sources of capital and financing.

WE LACK AN OPERATING HISTORY WHICH YOU CAN USE TO EVALUATE US, MAKING ANY INVESTMENT IN OUR COMPANY RISKY.

We lack an operating history which investors can use to evaluate our earnings, if any, as we were incorporated in July 2005. Therefore, an investment in us is risky because we have no business history and it is hard to predict what the outcome of our business operations will be in the future.

WE MAY NOT FIND ANY COMMERCIAL QUANTITIES OF MINERALS IN THE FUTURE, AND MAY NOT GENERATE ANY PROFITS, WHICH MAY FORCE US TO CURTAIL OUR BUSINESS PLAN.

As an exploration stage company, we have no revenues or profits to date and our net deficit accumulated during our exploration stage as of March 31, 2007, was $30,318. We had net working capital of $58,612 as of March 31, 2007. We are currently being funded by existing shareholders and estimate being able to continue our business operations for approximately the next eight months with the approximately $38,000 we had remaining from the approximately $88,930 we have raised from the sale of shares of common stock as of March 31, 2007. This estimate is based on the fact that a majority of the approximately $30,318 in expenses spent by us from our inception in November 2004 through March 31, 2007, included certain one time expenditures including legal fees and accounting fees in connection with the preparation of this Registration Statement, the preparation of the geological report on our property and the Phase I exploration on our property. However, if we do not begin exploration and/or do not have enough money to continue exploration activities it is likely that we will never generate any revenues. Additionally, if we are unsuccessful in mining attempts we may choose to attempt in the future, it is likely that we will never generate any revenues. Additionally, the exploration of minerals is highly speculative, and if throughout our mineral exploration we do not find commercial quantities of minerals, we will likely be forced to curtail or abandon our business plan. If this happens, you could lose your investment in us. If we are unable to generate profits, we will be forced to rely on external financing, of which there is no guarantee, to continue with our business plan.

WE HAVE A POOR FINANCIAL POSITION AND IF WE DO NOT GENERATE REVENUES, WE MAY BE FORCED TO ABANDON OUR BUSINESS PLAN.

We currently have a poor financial position. We have not generated any revenues or begun exploration on any properties. There is a risk that we will not find enough, or even any, minerals needed to generate enough profits for your investment in us to appreciate. If we never generate any revenues, we may be forced to abandon our business plan and your shares may become worthless.

WE RELY UPON KEY PERSONNEL AND IF THEY LEAVE US, OUR BUSINESS PLAN AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

We rely heavily on our Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director, Valda Downing, and our Vice President, Karl Antonius for our success. Their experience and input create the foundation for our business and they are responsible for the directorship and control over our exploration activities. We do not currently have an employment agreement or "key man" insurance policy on Ms. Downing or Mr. Antonius. Moving forward, should we lose the services of Ms. Downing or Mr. Antonius, for any reason, we will incur costs associated with recruiting a replacement and delays in our operations. If we are unable to replace them with another suitably trained individual or individuals, we may be forced to scale back or curtail our business plan and exploration activities. As a result of this, your investment in us could become devalued or worthless.

OUR CHIEF EXECUTIVE OFFICER LACKS TECHNICAL AND/OR EXPLORATION EXPERIENCE IN AND WITH COMPANIES WITH MINING ACTIVITIES AND WITH PUBLICLY TRADED COMPANIES.

We rely heavily on Ms. Downing, our Chief Executive Officer and sole Director; however, Ms. Downing lacks technical training and experience exploring for, starting and/or operating a mine. As a result of Ms. Downing's lack of experience in exploration and/or development of mines, she may not be fully aware of many of the specific requirements related to working within our industry. Additionally, as a result of Ms. Downing's lack of experience, her decisions may not take into account standard engineering or managerial approaches mineral companies commonly use. Furthermore, Ms. Downing has no experience serving as an officer or Director of a publicly traded company, or experience with the reporting requirements which public companies are subject to. Consequently, our operations, earnings and ultimate financial success could suffer irreparable harm due to her ultimate lack of experience in our industry and with publicly traded companies in general.

VALDA DOWNING, OUR CHIEF EXECUTIVE OFFICER AND SOLE DIRECTOR AND KARL ANTONIUS, OUR VICE PRESIDENT CAN VOTE AN AGGREGATE OF 82.3% OF OUR COMMON STOCK AND WILL EXERCISE CONTROL OVER CORPORATE DECISIONS INCLUDING THE APPOINTMENT OF NEW DIRECTORS.

Valda Downing, our Chief Executive Officer and sole Director and Karl Antonius, our Vice President can vote an aggregate of 10,000,000 shares or 82.3% of our outstanding common stock. Accordingly, as our largest shareholders, Ms. Downing and Mr. Antonius will exercise control in determining the outcome of corporate transactions or other matters, including the election of directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. Any investors who purchase shares will be minority shareholders and as such will have little to no say in the direction of the Company and the election of Directors. Additionally, it will be difficult if not impossible for investors to remove Ms. Downing as a Director of the Company, which will mean that she will remain in control of who serves as officers of the Company as well as whether any changes are made in the Board of Directors. As a potential investor in the Company, you should keep in mind that even if you own shares of the Company's common stock and wish to vote them at annual or special shareholder meetings, your shares will likely have little effect on the outcome of corporate decisions.

WE WILL BE SUBJECT TO NUMEROUS RISKS IF WE COMMENCE MINING OPERATIONS, OF WHICH THERE CAN BE NO ASSURANCE.

The mineral exploration and mining business is competitive in all of its phases. We currently have no mining operations of any kind; however, if we do commence mining activities in the future, we will be subject to numerous risks, including:

o  competitors with greater financial, technical and other resources, in the search for and the acquisition of attractive mineral properties;

o  our ability to select and acquire suitable producing properties or prospects for mineral exploration;

o  the accuracy of our reserve estimates, if any, which may be affected by the following factors beyond our control:

- declines in the market price of the various metals we mine;

- increased production or capital costs;

- reduction in the grade or tonnage of the deposit;

- increase in the dilution of the ore; or

- reduced recovery rates;

o  risks and hazards associated with environmental hazards, political and country risks, civil unrest or terrorism, industrial accidents, labor disputes, unusual or unexpected geologic formations, cave-ins, explosive rock failures; and flooding and periodic interruptions due to inclement or hazardous weather conditions; and

o  our failure to maintain insurance on certain risks associated with any exploration activities we may undertake in the future.

If we do begin exploration activities in the future, of which there can be no assurance, we will be subject to the above risks. If any of the above risks occur, we may be forced to curtail or abandon our operations and/or exploration and development activities, if any. As a result, any investment in us could decrease in value and/or become worthless.

THERE IS UNCERTAINTY AS TO OUR ABILITY TO ENFORCE CIVIL LIABILITIES BOTH IN AND OUTSIDE OF THE UNITED STATES DUE TO THE FACT THAT OUR ASSETS ARE NOT LOCATED IN THE UNITED STATES.

Our mining property and the majority of our assets are located in Canada. Our current, limited operations are conducted in Canada. As such, investors may have difficulty enforcing judgments based upon the civil liability provisions of the securities laws of the Unites States or any state thereof, both in and outside of the United States.

OUR PLANNED EXPLORATION AND DEVELOPMENT ACTIVITIES MAY BE ADVERSELY EFFECTED BY INCLEMENT WEATHER IN AND AROUND OUR CLAIMS.

The temperatures on our claims can range between a low of 14 degrees fahrenheit  in the winter to a high of 95 degrees fahrenheit in the summer. Snow may be present on the ground from December to April, and this presence may hamper a year-round exploration and/or development program, andor cause us to spend additional resources to heat and/or remove snow from our operations, if any. Additionally, inclement weather at the airports in and around our claims may make it more difficult for us to obtain the materials we will require for any of our planned exploration activities, and/or for our personnel to visit our claims. As a result, if there is an abnormal amount of snowfall and/or inclement weather on our claims or particularly bad winter weather at the airports surrounding our claims, we could be forced to expend additional finances dealing with such snow on our claims and with the delays such abnormal snow falls could have on our then operations, if any. The expense of additional monies could cause our revenues, if any to decline and/or cause us to curtail or abandon our business operations.

OUR DETERMINATIONS OF WHETHER OUR PLANNED ACTIVITIES AND ESTIMATES OF POTENTIAL RESERVES, IF ANY, MAY BE INACCURATE.

We are currently in the exploration stage. Before we can begin a development project, if ever, we must first determine whether it is economically feasible to do so. This determination is based on estimates of several factors, including:

o expected recovery rates of metals from the ore;
o facility and equipment costs;
o capital and operating costs of a development project;
o future metals prices;
o currency exchange and repatriation risks;
o tax rates;
o inflation rates;
o political risks and regulatory climate in Canada; and
o availability of credit.

Any development projects we may undertake in the future will likely not have an operating history upon which to base these estimates and as a result, actual cash operating costs and returns from a development project, if any, may differ substantially from our estimates. Consequently, it may not be economically feasible to continue with a development project, if one is started.

OUR PLANNED MINERAL EXPLORATION EFFORTS ARE HIGHLY SPECULATIVE.

Mineral exploration is highly speculative. It involves many risks and is often nonproductive. Even if we believe we have found a valuable mineral deposit, it may be several years before production is possible. During that time, it may become no longer feasible to produce those minerals for economic, regulatory, political, or other reasons. Additionally, we may be required to make substantial capital expenditures and to construct mining and processing facilities. As a result of these costs and uncertainties, we may be unable to start, or if started, to finish our exploration activities.

OUR OPERATIONS, IF ANY, WILL BE SUBJECT TO CURRENCY FLUCTUATIONS.

While we do not currently have any operations, we believe that our products, if any, will be sold in world markets in United States dollars. As a result, currency fluctuations may affect the cash flow we realize from our future operations and exploration activities, which we plan to conduct in Canada, if any. Foreign exchange fluctuations may materially adversely affect our financial performance and results of operations.

OUR PROPERTY HAS NOT PRODUCED ANY COMMERCIAL RESERVES OR ORE BODY, AND THE PROBABILITY OF SUCH PROPERTY PRODUCING ANY COMMERCIALLY VIABLE RESERVES IN THE FUTURE IS REMOTE.

Our mineral project is in the exploration stage as opposed to the development stage and we have no known body of economic mineralization. The known mineralization at these projects has not been determined to be economic ore. Until further exploration activities can be conducted, there can be no assurance that a commercially mineable ore body exists on any of our properties. In order to carry out exploration and development programs of any economic ore body and place it into commercial production, we will be required to raise substantial additional funding, and even if we are successful in completing our exploration activities on our property, we may not be successful in finding commercial quantities of minerals. Furthermore, the probability of an individual prospect ever having reserves or being commercially viable is extremely remote. As a result, there is only a small probability that any of our properties contain any reserves and that any funds spent on exploration activities will ever be recovered.

MINING OPERATIONS IN GENERAL INVOLVE A HIGH DEGREE OF RISK, WHICH WE MAY BE UNABLE, OR MAY NOT CHOOSE TO INSURE AGAINST, MAKING EXPLORATION AND/OR DEVELOPMENT ACTIVITIES WE MAY PURSUE SUBJECT TO POTENTIAL LEGAL LIABILITY FOR CERTAIN CLAIMS.

Our operations are subject to all of the hazards and risks normally encountered in the exploration, development and production of minerals. These include unusual and unexpected geological formations, rock falls, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and possible legal liability. Although we plan to take adequate precautions to minimize these risks, and risks associated with equipment failure or failure of retaining dams which may result in environmental pollution, there can be no assurance that even with our precautions, damage or loss will not occur and that we will not be subject to liability which will have a material adverse effect on our business, results of operation and financial condition. If this were to happen, we could be forced to curtail or abandon our business activities.

NEVADA LAW AND OUR ARTICLES OF INCORPORATION AUTHORIZE US TO ISSUE SHARES OF STOCK, WHICH SHARES MAY CAUSE SUBSTANTIAL DILUTION TO OUR EXISTING SHAREHOLDERS AND/OR HAVE RIGHTS AND PREFERENCES GREATER THAN THE COMMON STOCK OFFERED IN THIS PROSPECTUS.

Pursuant to our Articles of Incorporation, we have 100,000,000 shares of common stock and 20,000,000 shares of preferred stock ("Preferred Stock") authorized. As of the filing of this Registration Statement, we have 12,148,250 shares of common stock issued and outstanding and - 0 - shares of Preferred Stock issued and outstanding. As a result, our Board of Directors has the ability to issue a large number of additional shares of common stock without shareholder approval, which if issued could cause substantial dilution to our then shareholders.

Additionally, shares of Preferred Stock may be issued by our Board of Directors with shareholder approval with voting powers, and such preferences and relative, participating, optional or other special rights and powers as determined by our Board of Directors and shareholders, which may be greater than the shares of common stock offered in this Prospectus. As a result, shares of Preferred Stock may be issued by our Board of Directors, with shareholder approval, which cause the holders to have super majority voting power over our shares, provide the holders of the Preferred Stock the right to convert the shares of Preferred Stock they hold into shares of our common stock, which may cause substantial dilution to our then common stock shareholders and/or have other rights and preferences greater than those of our common stock shareholders. Investors should keep in mind that the Board of Directors, with shareholder approval, has the authority to issue additional shares of common stock and Preferred Stock, which could cause substantial dilution to our existing shareholders. Additionally, the dilutive effect of any Preferred Stock, which we may issue may be exacerbated given the fact that such Preferred Stock may have super majority voting rights and/or other rights or preferences which could provide the preferred shareholders with voting control over us subsequent to this offering and/or provide those holders the power to prevent or cause a change in control. As a result, the issuance of shares of common stock and/or Preferred Stock, may cause the value of our securities to decrease and/or become worthless.

WE DO NOT CURRENTLY HAVE A PUBLIC MARKET FOR OUR SECURITIES. IF THERE IS A MARKET FOR OUR SECURITIES IN THE FUTURE, OUR STOCK PRICE MAY BE VOLATILE AND ILLIQUID.

There is currently no public market for our common stock. We hope to engage a market maker to quote our securities on the OTC Bulletin Board in the future. However, we can make no assurances that we will be able to engage a market maker, or that such market maker will be successful in quoting our securities, or that there will be a public market for our common stock in the future. If there is a market for our common stock in the future, we anticipate that such market would be illiquid and would be subject to wide fluctuations in response to several factors, including, but not limited to:

(1) actual or anticipated variations in our results of operations;

(2) our ability or inability to generate new revenues;

(3) increased competition;

(4) conditions and trends in the silver and/or copper industries; and

(5) the market for minerals and metals which we may choose to mine for.

Furthermore, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price and liquidity of our common stock.

INVESTORS MAY FACE SIGNIFICANT RESTRICTIONS ON THE RESALE OF OUR COMMON STOCK DUE TO FEDERAL REGULATIONS OF PENNY STOCKS.

Once our common stock is listed on the OTC Bulletin Board, it will be subject to the requirements of Rule 15(g)9, promulgated under the Securities Exchange Act as long as the price of our common stock is below $4.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $4.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

USE OF PROCEEDS

We will not receive any proceeds from the resale of common stock by the Selling Stockholders.

DIVIDEND POLICY

To date, we have not declared or paid any dividends on our outstanding shares. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings to finance our operations and future growth, our Board of Directors will have discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements and other factors, which our Board of Directors may deem relevant.

LEGAL PROCEEDINGS

From time to time, we may become a party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age and position of each of our directors and executive officers. There are no other persons who can be classified as a promoter or controlling person of us. Our officers and directors are as follows:

Name	Age	Position

Valda Downing	65	Chief Executive Officer,
		Chief Financial Officer,
		Secretary, Treasurer and
		Director

Karl Antonius	38	Vice President

Valda Downing
Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director

Ms. Downing was appointed as our Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director on December 11, 2006. From March 2004 through December 2006, Ms. Downing ran the First Aid and Orientation program at Columbia Hydro. From July 1988 until July 2004, Ms. Downing served as the president of Independent Equipment Ltd. Ms. Downing spends approximately eight (8) hours per week on Company matters.

Other than the work experience listed above, Ms. Downing has no previous history as an officer or Director of a mining company or any publicly traded companies or businesses (see the Risk Factor entitled "Our Chief Executive Officer Lacks Technical And/Or Exploration Experience In And With Companies With Mining Activities And With Publicly Traded Companies," above).

Karl Antonius
Vice President

Mr. Antonius has served as our Vice President since December 11, 2006. Since January 5, 2006, Mr. Antonius has served as the President and Chief Executive Officer of Mandalay Resources Corporation (TSX VENTURE:MLR.V), a mining exploration corporation, which does not compete with the Company. From November 18, 2004 until December 11, 2006, Mr. Antonius served as our sole officer and Director. From December 2001 until January 2006, Mr. Antonius served as the President of Antonius von Svirski, a financial consulting company. From April 1997 until December 2001, Mr. Antonius served as an investment advisor with Canaccord Capital Corporation, a brokerage firm. Mr. Antonius spends approximately twelve (12) hours per week on Company matters.

Ms. Valda Downing is the mother of Mr. Karl Antonius. Our Directors are elected annually and hold office until our next annual meeting of the shareholders and until their successors are elected and qualified. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement. Our officers and Directors may receive compensation as determined by us from time to time by vote of the Board of Directors. Such compensation might be in the form of stock options. Directors may be reimbursed by the Company for expenses incurred in attending meetings of the Board of Directors. Vacancies in the Board are filled by majority vote of the remaining directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to own directly or beneficially more than a 5% of the outstanding common stock (as determined in accordance with Rule 13d-3 under the Exchange Act) as of July 3, 2007 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Name and Address of Beneficial Owner	Shares	Percent(1)
Valda Downing Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director 435 Martin Street, Suite 3150 Blaine, Washington 98230	5,500,000	45.3%
Karl Antonius Vice President 435 Martin Street, Suite 3150 Blaine, Washington 98230	4,500,000	37.0%
All officers and Directors as a group (2 persons)	10,000,000	82.3%

(1) Based on 12,148,250 shares of common stock outstanding as of July 3, 2007.

INTEREST OF NAMED EXPERTS AND COUNSEL

This Form SB-2 Registration Statement was prepared by our counsel, The Loev Law Firm, PC, who has no interest in us.

EXPERTS

The financial statements of the Company as of December 31, 2006 and 2005, included in this Prospectus have been audited by Malone & Bailey, PC our independent registered public accounting firm, as stated in their report appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LAURENCE SOOKOCHOFF

Laurence Sookochoff who prepared the Geological Report, referenced and defined below under "Description of Business," is a consulting geologist and principal of Sookochoff Consultants Inc., which has an office at 1305-13233 Homer Street, Vancouver, British Columbia, Canada, V6B 5T1. He graduated from the University of British Columbia in 1996 with a Bachelors of Science degree in Geology. He has been practicing in his profession for the past thirty-eight years. He is registered and is in good standing with the Association of Professional Engineers and Geoscientists of British Columbia, Canada.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Revised Statutes allow us to indemnify our officers and directors from certain liabilities and our Bylaws, as amended, state that we shall indemnify every (i) present or former Director, advisory director or officer of us, (ii) any person who while serving in any of the capacities referred to in clause (i) served at the our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) (each an "Indemnitee").

Our Bylaws provide that we shall indemnify an Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any proceeding in which he was, is or is threatened to be named as defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his Official Capacity, that his conduct was in our best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to us or is found liable on the basis that personal benefit was improperly received by the Indemnitee, the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to us.

Other than in the limited situation described above, our Bylaws provide that no indemnification shall be made in respect to any proceeding in which such Indemnitee has been (a) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee's official capacity, or (b) found liable to us. The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a) or (b) above. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall, include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee. The indemnification provided shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

DESCRIPTION OF BUSINESS

HISTORY

We were incorporated as Suncross Exploration Corporation in Nevada on November 16, 2004. We chose to incorporate in Nevada for numerous reasons including the fact that we plan to raise capital in the future in the United States and we believe that we are more attractive to United States investors due to the fact that we are incorporated in the United States. In addition, we believe certain provisions of Nevada law provide favorable treatment for officers and Directors, including Nevada Revised Statutes ("NRS") Section 78.335. NRS Section 78.335 mandates that Directors in Nevada companies must be removed by "not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote." This is in contrast to many of the more popular states where companies choose to incorporate, which require only majority vote to remove Directors, including Delaware, which pursuant to Delaware General Corporation Law, Section 141(k) only requires a vote of "a majority of the shares then entitled to vote."

We have 120,000,000 shares of stock authorized, representing 100,000,000 shares of common stock, $0.001 par value and 20,000,000 shares of preferred stock, $0.001 par value. We plan to explore and mine for silver, gold and other minerals on properties in British Columbia, Canada.

In March 2007, our former Chief Executive Officer and current Vice President, Karl Antonius entered into a Stock Purchase Agreement with our then Chief Executive Officer, Valda Downing, his Mother, pursuant to which Ms. Downing purchased 5,500,000 shares of Mr. Antonius’ common stock, making her the largest shareholder of the Company. Mr. Antonius had resigned as our Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director in December 2006, at which time Ms. Downing was appointed as our Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director.

We own 100% of the mineral rights on the "Argo” claim grounds, which represent approximately 453 hectares (approximately 1,120 acres) located in southwestern British Columbia, Canada, 17 miles west of Kamloops, British Columbia (the "Argo Claim"). The Argo Claim consists of nine cell claims, which were acquired by us in May 2006, for a total of $6,000 US from Kimberly Carla Sinclair. Cell claims are the terms used for mining claims in British Columbia, Canada, and consist of twenty (20) hectares (or approximately 49.4 acres). The rights to our cells were to expire on January 17, 2006, but have since been extended by us twice, each for an additional year, for an aggregate of CDN $734 per year and now expire on January 17, 2008 (unless extended further by us). The rights to the claim can be extended by us prior to its expiration for an additional CDN $734 per year for the next year, and $1,468 per year thereafter. We do not believe that there will be any problem extending our claim if our officers and Director feel that such extension will be in our best interest. Subsequent to the purchase of the claims we contracted with Diamond S. Holdings, Ltd. operated by Larry Sostad ("Diamond") to perform any necessary exploration work on the Argo Claim. Diamond subsequently contracted with Laurence Sookochoff, who along with Diamond, has conducted all exploration activities on our property to date, and who will conduct the following planned activities described below, subsequent to the date of this filing, funding permitting.

Mr. Sookochoff completed a Phase I initial exploration program on the Argo Claim during the first quarter of 2007, which included trenching and sampling of the Argo Claim while exploring the area for mineral deposits and taking ground samples. The results of the Argo Claim, Phase I program showed a limited amount of silver and copper was present in the ground samples.

We plan to conduct further exploration activities on the Argo Claim in the future, funding permitting, which may include:

Phase II -  Planned to begin in August 2007 and to take approximately forty-five (45) days to complete.

Completing a Vertical Loop Electro Magnetic Survey ("VLF-EM") over portions of the claim. A VLF-EM survey is completed by walking over the property using a specially equipped receiver to pick up the possible location of minerals. We plan to conduct the VLF-EM on the Argo Claim, where adit and grab samples were previously taken during the Phase I activities. The total area which is planned to be surveyed by the VLF-EM is approximately 150 acres.

The VLF-EM survey of our claims will be used to prepare a map of abnormal magnetic fields from the claims, which abnormalities may be associated with mineral deposits. These abnormal readings are then compared, with the results correlated to determine the structural significance of the VLF-EM anomalies. We believe that the VLF-EM survey is a necessary first step in the exploration of our property, because we believe it will help us determine which areas of the property are more likely to contain mineral deposits than others.

Estimate cost: $12,000

Phase III -  Planned to begin in late September 2007, pending the favorable results of our Phase II studies, and to take approximately sixty (60) days to complete.

After the VLF-EM surveying is completed, we will perform trenching, sample and geological mapping of the possible veins of minerals on the property.

We believe that this surveying will provide information regarding the degree of mineralization. Additionally, we believe that surveying at this stage is essential to integrate and correlate the VLF-EM results and the sampling results.

   Estimated cost: $25,000

Phase IV -  Estimated start date to be determined, pending favorable results of our Phase II and Phase II studies, and whether the ground covering the Argo Claim is covered with snow  and/or frozen.

Further testing and diamond drilling of prime targets. Diamond drilling is required to test the extent of mineralization to depth. We anticipate the drill hole locations being determined based on the results of, and the interpretation of, the previous exploration we plan to conduct in Phases II and III.

Estimated cost: $50,000

While we currently plan to conduct the exploration activities listed above during the time periods given, our management will make a decision whether to proceed with each successive phase of the exploration program upon completion of the previous phase and upon analysis of the results of that program. Additionally, we will wait for the results from Phases II-IV before deciding whether any additional exploration activities would be appropriate on the claims, as we believe that we will know whether or not our claims have any commercially viable mineral deposits upon the completion of our Phase IV exploration activities, if not sooner.

EMPLOYEES

We currently have no employees other than our Chief Executive Officer Valda Downing, who spends approximately eight (8) hours per week on Company matters and our Vice President Karl Antonius who spends approximately twelve (12) hours per week on Company matters. We plan to use contractors in the future if the need arises during the course of our exploration and/or development activities, in the future.

EXPLORATION WORK

All exploration work to be completed by us on our claims will be conducted by or under the supervision of Laurence Sookochoof, whose background and experience is explained in greater detail under "Interest of Named Experts," above.

SUBSIDIARIES

We currently have one subsidiary, which is wholly owned, 0788851 B.C. Ltd., a British Columbia, Canada company, which was formed on April 20, 2007.

COMPETITION

Mines have limited lives and as a result, we may seek to expand our reserves through the acquisition of new properties in the future. There is a limited supply of desirable mineral lands available in the United States, Canada and other areas where we may consider conducting exploration and/or production activities. We will face strong competition for new properties from other mining companies, most of which have greater financial resources than we do and as a result, we may be unable to acquire new mining properties on terms that we consider acceptable.

There is a global market for silver and copper. We plan to sell copper and silver, if we are successful in our exploration and mining activities, at prevailing market prices. We do not believe that any single company or other institution has sufficient market power to significantly affect the price or supply of these metals.

DEPENDENCE ON ONE OR A FEW MAJOR CUSTOMERS

We do not depend on one or a small number of customers, as we have not successfully discovered or extracted any commercial quantities of silver, gold or any other valuable minerals. We have no customers and have not generated any revenues to date.

PATENTS, TRADEMARKS AND LICENSES

We have no patents, trademarks or licenses. We do own the mineral rights to certain property in British Columbia, Canada, which is explained in detail under "Description of Property," below.

NEED FOR GOVERNMENT APPROVAL

In connection with our planned exploration activities, we may be required to comply with certain environmental laws and regulations which may require us to obtain permits issued by regulatory agencies and to file various reports and keep records of our operations affecting the environment. While we will not need any permits for Phases I through III (described above), we will require a permit to conduct diamond drilling pursuant to Phase IV above. We plan to conduct our Phase IV exploration activities only if the results from Phases II and III are encouraging. Our Phase IV activities, if any, will require drilling permits from the provincial government ministry of mining in British Columbia. The permits require us to submit a form to the British Columbia Ministry of Energy and Mines (the "Ministry"). The information required in the form includes the location of the work site, a description of the work proposed and the area of surface disturbance. Based on the information submitted, the Ministry requires a security deposit which is refundable upon the completion of the reclamation of the site, which is required. Management anticipates that the deposit required for our planned drilling program will be around CAN $2,000. The cost of the reclamation of our claims will be dependent on how many holes are drilled, which information we will not know until the completion of our Phase III studies; however we anticipate this cost being in the range of $1,000 to $2,000. Other than the required refundable deposit and costs associated with reclamation, there are no costs associated with the permits.

The Ministry's review of the permits normally takes one month and the Company is not aware of any correctly completed permits which have been denied by the Ministry. The permit once granted by the Ministry is only valid for the specific work stated in the form and if we were to decide to extend our drilling program beyond its original size and/or conduct any other explanatory work on the property which would require reclamation; we would be required to submit an application for an additional permit.

COSTS AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

All of our exploration, development and production activities which we may undertake in the future on our property in Canada will be subject to regulation by governmental agencies under various environmental laws. These laws address emissions to the air, discharges to water, management of wastes, management of hazardous substances, protection of natural resources, antiquities and endangered species, and reclamation of lands disturbed by mining operations.

Additionally, depending on the results of our exploration activities, if completed, and what mining activities we may undertake, certain regulations may also require us to obtain permits for our activities. These permits normally may be subject to public review processes resulting in public approval of the activity. While these laws and regulations may govern how we conduct many aspects of our business, we do not believe that they will have a material adverse effect on our results of operations or financial condition. We plan to evaluate our operations in light of the cost and impact of environmental regulations on those operations. We also plan to evaluate new laws and regulations as they develop to determine the impact on, and changes necessary to, our planned operations. Additionally, it is possible that future changes in these laws or regulations could have a significant impact on some portion of our business, causing us to reevaluate those activities at that time.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements.

PLAN OF OPERATION FOR THE NEXT TWELVE MONTHS

We plan to continue our exploration activities on our Argo claim using the cash of approximately $38,000 that remained as of March 31, 2007, from the sale of shares of our common stock to offshore investors during 2004, 2005 and 2006. We plan to begin our Phase II exploration activities in August 2007, funding permitting. We plan to conduct the Phase II studies, i.e. the VLF-EM survey on the Argo Claim, where adit and grab samples were previously taken during the Phase I activities. The total area which is planned to be surveyed by the Phase II survey is approximately 150 acres.

We plan to begin our Phase III activities in late September 2007 and our Phase IV activities sometime thereafter, pending the favorable result of our Phase II and III studies. Our Phase II, Phase III and Phase IV exploration activities are described in greater detail under "Description of Business," above. We anticipate that the cost of our planned exploration activities (as described above under "Description of Business") will be approximately $87,000 and we will raise any additional funding we may require in the future through the sale of debt and or equity, which may be dilutive to our then existing shareholders. We do not currently have any plans to purchase additional properties.

We have spent approximately $9,000 on research and development, claim renewal costs and licenses, since inception, which funds were spent on our Phase I exploration activities, described in greater detail above under "Description of Business."

COMPARISON OF OPERATING RESULTS

THREE MONTHS ENDED MARCH 31, 2007, COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2006

We did not generate any revenue for the three months ended March 31, 2007 or 2006, nor for the period from inception, November 16, 2004 through March 31, 2007.

We had total expenses of $5,808 for the three months ended March 31, 2007, compared to total expenses of $264 for the three months ended March 31, 2006, an increase in total expenses of $5,544 from the prior period. The main reasons for the increase in expenses was a $4,095 increase in other selling, general and administrative expenses to $4,354 for the three months ended March 31, 2007, compared to $259 for the three months ended March 31, 2006 in connection with increases in accounting fees, associated with the audit and review of the financial statements contained herein, increases in legal fees associated with the preparation of certain of our corporate filing documents, various Board Minutes and related documents, and increases in our rental expense associated with our office space, described above under “Description of Property,” and a $1,500 increase in exploration and development costs associated with exploration activities on our Argo Claim during the three months ended March 31, 2007, to $1,500 for the three months ended March 31, 2007, compared to $0 in exploration and development expenses during the three months ended March 31, 2006. We also had $46 of foreign exchange gain for the three months ended March 31, 2007, compared to $5 of foreign exchange loss for the three months ended March 31, 2006.

We had a net loss of $5,808 for the three months ended March 31, 2007, compared to a net loss of $264 for the three months ended March 31, 2006, an increase in net loss of $5,544 from the prior period, which increase in net loss was due to the increase in expenses described above.

YEAR ENDED DECEMBER 31, 2006, COMPARED TO THE YEAR ENDED DECEMBER 31, 2005

We did not generate any revenue for the year ended December 31, 2006 or 2005, nor for the period from inception, November 16, 2004 to December 31, 2006.

We had total expenses of $22,112 for the year ended December 31, 2006, compared to total expenses of $2,223 for the year ended December 31, 2005, an increase in total expenses of $19,889 from the prior year.  The main reasons for the increase in expenses was a $7,500 increase in exploration and development costs for the year ended December 31, 2006 compared to $0 exploration and development costs for the year ended December 31, 2005.  These expenses were in connection with our Phase 1 exploration program, described above.  The $6,000 increase in mineral property acquisition costs, to $6,000 for the year ended December 31, 2006, compared to $0 for the year ended December 31, 2005 represent a one-time acquisition expense associated with our Argo Claim.  The $4,057 increase in other selling, general and administrative expenses, to $6,563 for the year ended December 31, 2006, compared to $2,506 for the year ended December 1, 2005, is mainly due to additional accounting fees associated with the review and audit of the financial statements contained herein and increases in our rent expenses associated with our 435 Martin Street, Suite 3150, Blaine, Washington, office space.  The $2,041 increase in geological consulting expense, to $2,041 for the year ended December 31, 2006, compared to $0 for the year ended December 31, 2005 is due to Consulting fees paid in connection with survey work done on our Argo Claims during the year ended December 31, 2006, which expenses were not present during the year ended December 31, 2005.  Additionally attributing to the increase in expenses was the $291 increase in loss on foreign exchange to a loss of $8 for the year ended December 31, 2006, compared to a gain on foreign exchange of $(283) for the year ended December 31, 2005.

We had a net loss of $22,112 for the year ended December 31, 2006, compared to a net loss of $2,223 for the year ended December 31, 2005, an increase in net loss of $19,889 from the prior year, which increase in net loss was due to the increase in expenses described above.

LIQUIDITY AND CAPITAL RESOURCES

We had total assets, consisting solely of current assets of $65,519 as of March 31, 2007, which included $37,999 of cash and $27,520 of prepaid assets.

We had total liabilities consisting solely of current liabilities of $6,907 as of March 31, 2007, which were in connection with accounts payable and accrued liabilities.

We had $1,000 of share subscriptions receivable outstanding as of March 31, 2007, representing amounts which were due from Karl Antonius, our former Chief Executive Officer and current Vice President in connection with his November 2004 subscription for 10,000,000 shares of our common stock for $10,000, of which only $9,000 had been provided to us as of March 31, 2007 by Mr. Antonius. In April 2007, Mr. Antonius paid us the remaining $1,000 due pursuant to the terms of his subscription.

We had total working capital of $58,612 and a deficit accumulated during the exploration stage of $30,318 as of March 31, 2007.

We had net cash used in operating activities of $22,021 for the three months ended March 31, 2007, which was mainly due to $17,520 of prepaid expenses and other current assets and $5,808 of net loss, offset by $1,307 of accounts payable and accrued liabilities.

We had net cash flows used in financing activities of $175 for the three months ended March 31, 2007, which was solely due to amounts due to shareholder in connection with monies owed to our Chief Executive Officer, Valda Downing, relating to expenses she paid on the Company’s behalf prior to the date that she became a shareholder of the Company (i.e., the effective date of the Stock Purchase Agreement, described above), and which expenses have therefore been allocated as amounts due to shareholder in the Company’s cash flows from financing activities.

We have no current commitment from our officers and Director or any of our shareholders to supplement our operations or provide us with financing in the future. If we are unable to raise additional capital from conventional sources and/or additional sales of stock in the future, we may be forced to curtail or cease our operations. Even if we are able to continue our operations, the failure to obtain financing could have a substantial adverse effect on our business and financial results.

In the future, we may be required to seek additional capital by selling debt or equity securities, selling assets, or otherwise be required to bring cash flows in balance when we approach a condition of cash insufficiency. The sale of additional equity or debt securities, if accomplished, may result in dilution to our then shareholders. We provide no assurance that financing will be available in amounts or on terms acceptable to us, or at all.

DESCRIPTION OF PROPERTY

OFFICE SPACE

On April 24, 2006, we entered into a lease for the rental of our office space at 435 Martin Street, Blaine, Washington. The leased office encompasses approximately 132 square feet. The initial term of the lease was for one year, from April 20, 2006 until April 30, 2007, which lease term has not been extended by us to date; however we are still making payments on the lease and have received no correspondence from the landlord regarding the termination of the lease, nor do we have any reason to believe that such lease will not subsequently extended or renewed. The rental cost for the office space is $198 per month.

MINERAL RIGHTS

We own 100% of the mineral rights on the "Argo” claim grounds, which represent approximately 453 hectares (1,120 acres) located in southwestern British Columbia, Canada, 17 miles west of Kamloops, British Columbia (the "Argo Claim"). The Argo Claim consists of nine cell claims, which were acquired by us in May 2006, for a total of $6,000 US. Access to the claims is provided by a gravel road and secondary forestry roads. Our management believes that the property is currently in good condition. There is currently no equipment and/or infrastructure of any kind on the Argo Claim, nor is there any current source of power on the property or any immediate plans to provide power. The Argo Claim does not contain any known reserves. The property is generally forest covered with pine, hemlock, and spruce trees covering much of the area, however clear cut logged areas occur in the western portion of the property.

We have completed preliminary studies on the property. In connection with those studies, tunneling was done and a soil sample was taken from the claims. We plan to conduct further exploration activities in the future, funding permitting (see above under "Description of Business").

The rights to our cells were to expire on January 17, 2006, but have since been extended by us twice, for additional years, for an aggregate of CDN $734 per year, and now expire on January 17, 2008. The rights to the cells can be extended by us prior to their expiration by paying the required fees, as describe below. We do not believe that there will be any problem extending our claim if our officers and Director feel that such extension will be in our best interest. The Mineral Tenure Act, Chapter 292 of the Statutes and Regulations of British Columbia, Canada states that all mining claims in British Columbia may be held for one year, and thereafter from year to year if, on or before the anniversary date, the record holder pays the required fee (described below), in our case, currently equal to CDN $734 per year, and rising to CDN $1,468 per year next year and continuing thereafter. As such, our claim can be extended indefinitely by us by paying the required fee for such one (1) year extensions, as long as such payment is made prior to the expiration date of such claim, described in the table below.

The elevations of the Argo Claim property range from 2,650 feet to 4,750 feet. The temperatures on the claim could range between a low of 14 degrees fahrenheit in the winter to a high of 95 degrees fahrenheit in the summer. Snow may be present on the ground from December to April, and while we do not believe this presence would hamper a year-round exploration and/or development program, such presence of snow could cause us to spend additional resources to heat and/or remove snow from our operations, if any. We plan to conduct the Phase II studies, i.e. the VLF-EM survey on the Argo Claim, where adit and grab samples were previously taken during the Phase I activities. The total area which is planned to be surveyed by the Phase II survey is approximately 150 acres.

The Kamloops area, where the Argo Claim lies has steep mountainous slopes. The Kamloops area and the Argo Claims have been subject to previous exploration in the past. An adit (a horizontal mining tunnel) was dug on a quartz vein on the property around the 1930’s, which has long since been abandoned and is now covered; however it is not known what minerals, if any were found in connection with those exploration activities. In the 1970s W.J. Stewart completed an electromagnetic and self potential survey on the Argo Claim, and Ramco Industries Limited conducted a magnetometer survey on the claim. In the late 1970’s an unknown Vancouver company acquired the claims and there is some evidence that material from the adit was removed at that time. In 1979, prospecting, geochemical sampling and a geological survey was performed on the claim, and in 1984, a soil geological survey was undertaken over a portion of the claims. In 1987, a geophysical survey consisting of soil and rock geochemistry and geology was completed on the claim and in 1989, four diamond drilling holes were drilled, totaling 183 meters.

In order to retain title to the mineral rights associated with the Argo Claim we must conduct at least CDN $4.00 per hectare (equal to 2.47 acres) of exploration work per year on the claims for the first three years of exploration activities and CDN $8.00 per hectare thereafter. There are no royalties or other underlying agreements or interests in the claims. The Argo Claim consists of the following claims:

CLAIM NAME	CELLS	TENURE NUMBER	ISSUE DATE	EXPIRATION DATE*

Argo	9	525762	January 17, 2006	January 17, 2008

*Subject to continuous one year extensions upon payment of CDN $734 for the next extension period January 2008 through January 2009, and rising to CDN $1,468 per year thereafter.

CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS

On November 18, 2004, we issued 10,000,000 shares of common stock to our then Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director, and our current Vice President, Karl Antonius in consideration for $10,000 (or $0.001 per share).

On December 11, 2006, Karl Antonius resigned as Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary and as a Director of the Company and Valda Downing, his mother, was appointed as our Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director. Additionally on December 11, 2006, Mr. Antonius was appointed as a Vice President of the Company, a position which he has held since that time.

In February 2007, Mr. Antonius sold 5,500,000 of the shares which he held in the Company in a private transaction to Valda Downing, his Mother, pursuant to a Stock Purchase Agreement, for aggregate consideration of $5,500 or $0.001 per share.

EXECUTIVE COMPENSATION

			Other(1)
	Year		Annual	Total
Name & Principal	Ended		Compen-	Compen-
Position	December 31	Salary ($)	sation	sation
Valda Downing	2006	$ - 0 -	- 0 -	$ - 0 -
CEO, CFO, Secretary,
Treasurer and Director (2)

Karl Antonius	2006	$ - 0 -	- 0 -	$ - 0 -
Former CEO, CFO,	2005	$ - 0 -	- 0 -	$ - 0 -
Secretary, Treasurer
and Director
Current VP(2)

* Does not include perquisites and other personal benefits in amounts less than 10% of the total annual salary and other compensation. Other than the individual listed above, we had no executive employees or Directors during the years listed above.

(1) No Executive Officer received any bonus, restricted stock awards, options, non-equity incentive plan compensation, or nonqualified deferred compensation earnings during the last three fiscal years, and no salaries are being accrued.

(2) Ms. Downing was appointed as our Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer on December 11, 2006, when Karl Antonius resigned as our Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director. Ms. Downing does not have an employment agreement with us. On December 11, 2006, Mr. Antonius was appointed as a Vice President of the Company, a position which he has held since that date.

COMPENSATION DISCUSSION AND ANALYSIS

Director Compensation

No member of our Board of Directors has ever received any separate compensation other than the salary, if any, that they receive as an executive of the Company; however, the Board of Directors reserves the right in the future to award the members of the Board of Directors cash or stock based consideration for their services to the Company, which awards, if granted shall be in the sole determination of the Board of Directors.

Executive Compensation Philosophy

Our Board of Directors, consisting solely of Ms. Downing, determines the compensation given to our executive officers in her sole determination. As our executive officers currently draw no compensation from us, we do not currently have any executive compensation program in place. Although we have not to date, our Board of Directors also reserves the right to pay our executives a salary, and/or issue them shares of common stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock based compensation to certain executives which is intended to align the performance of our executives with our long-term business strategies. Additionally, while our Board of Directors has not granted any performance base stock options to date, the Board of Directors reserves the right to grant such options in the future, if the Board in its sole determination believes such grants would be in the best interests of the Company.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officers in its sole discretion, if the Board of Directors believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

As of the date of this filing, no executive officers or Director holds any outstanding options to purchase shares of common stock in the Company, nor were there any outstanding options to purchase shares in the common stock of the Company as of March 31, 2007.

Long-term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy we may award certain executives with long-term, stock-based compensation in the future, in the sole discretion of our Board of Directors, which we do not currently have any immediate plans to award.

Criteria for Compensation Levels

The Company seeks to attract and retain qualified executives and employees able to positively contribute to the success of the Company for the benefit of its various stakeholders, the most important of which is its shareholders, but also including its officers, employees, and the communities in which the Company operates.

The Board of Directors (in establishing compensation levels for the Company’s Chief Executive Officer, if any) and the Company (in establishing compensation levels for other executives, if any) considers many factors, including, but not limited to, the individual’s abilities and performance that results in: the advancement of corporate goals of the Company, execution of the Company’s business strategies, contributions to positive financial results, and contributions to the development of the management team and other employees. An officer must demonstrate his or her ability to deliver results in his or her areas of responsibility, which can include, among other things: business development, efficient management of operations and systems, implementation of appropriate changes and improvements to operations and systems, personnel management, financial management, and strategic decision making. In determining compensation levels, the Board of Directors may also consider the experience level of each particular individual and/or the compensation level of executives in similarly situated companies in our industry.

Compensation levels for executive officers are generally reviewed upon the expiration of such executive’s employment agreements (if any), or annually, but may be reviewed more often as deemed appropriate.

Compensation Philosophy and Strategy

In addition to the “Criteria for Compensation Levels” set forth above, the Company has a “Compensation Philosophy” for all employees of the Company (set forth below), and a “Compensation Strategy for Key Management Personnel” (set forth below), a substantial portion of which also applies to all employees of the Company.

Compensation Philosophy

The Company’s compensation philosophy is as follows:

•
The Company believes that compensation is an integral component of its overall business and human resource strategies. The Company’s compensation plans will strive to promote the hiring and retention of personnel necessary to execute the Company’s business strategies and achieve its business objectives.

•
The Company’s compensation plans will be strategy-focused, competitive, and recognize and reward individual and group contributions and results. The Company’s compensation plans will strive to promote an alignment of the interests of employees with the interests of the shareholders by having a portion of compensation based on financial results and actions that will generate future shareholder value.

•
In order to reward financial performance over time, the Company’s compensation programs generally will consist of base compensation, and may also consist of short-term variable incentives and long-term variable incentives, as appropriate.

•	The Company’s compensation plans will be administered consistently and fairly to promote equal opportunities for the Company’s employees.

Compensation Strategy for Key Management Personnel

The Company’s compensation strategy for its key management personnel is as follows:

•	Total compensation may include base salary and short-term and long-term variable incentives based on annual performance, and long-term variable incentives, in each case, where appropriate.

•	Compensation will be comparable to general and industry-specific compensation practices as practicable.

•
Generally, base compensation, and targeted short and long-term variable compensation, if any, will be established within the range of compensation of similarly situated companies. The Company’s organization size and complexity will be taken into account, and therefore similarly situated companies includes companies of similar size and complexity whether or not such companies are in the Company’s industry or not.

•
When determining compensation for officers and managers, the Company takes into account the employee’s knowledge and experience, including industry specific knowledge and experience, to the extent such knowledge and experience contributes to the Company’s ability to achieve its business objectives.

•	The Company reserves the right to adjust annual base salaries of employees if individual performance is at or above pre-established performance expectations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

None.
DESCRIPTION OF CAPITAL STOCK

We have authorized capital stock consisting of 100,000,000 shares of common stock, $0.001 par value per share ("Common Stock") and 20,000,000 shares of preferred stock, $0.001 par value per share ("Preferred Stock"). As of July 3, 2007, we had 12,148,250 shares of common stock issued and outstanding and - 0 - shares of Preferred Stock issued and outstanding.

COMMON STOCK

The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. There is no cumulative voting of the election of directors then standing for election. The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this Offering will upon payment therefore be, duly and validly issued, fully paid and non-assessable.

PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by our Board of Directors ("Board of Directors") and majority shareholders prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors and majority shareholders prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

While we do not currently have any plans for the issuance of Preferred Stock, the issuance of such Preferred Stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock on the rights of holders of the common stock until the board of directors (with shareholder approval) determines the specific rights of the holders of the Preferred Stock, which rights may be superior to those associated with our common stock; which effects may include:

o Restricting dividends on the common stock;

o Rights and preferences including dividend and dissolution rights, which are superior to our common stock;

o Diluting the voting power of the common stock;

o Impairing the liquidation rights of the common stock; or

o Delaying or preventing a change in control of the Company without further action by the stockholders.

SHARES AVAILABLE FOR FUTURE SALE

Upon the date of this Prospectus, there are 12,148,250 shares of common stock issued and outstanding. Upon the effectiveness of this registration statement, 1,748,250 shares of common stock to be resold pursuant to this Prospectus will be eligible for immediate resale in the public market if and when any market for the common stock develops, without limitation. No public market currently exists for the Company's common stock.

The remaining 10,400,000 shares of our issued and outstanding common stock which are not being registered pursuant to this registration statement will be subject to the resale provisions of Rule 144. Sales of shares of common stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

Rule 144 governs resale of "restricted securities" for the account of any person (other than an issuer), and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with, the issuer. Affiliates of the Company may include its directors, executive officers, and persons directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144 unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from the Company or an affiliate of the Company.

Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the Company ("Applicable Requirements"). Resales by the Company's affiliates of restricted and unrestricted common stock are subject to the Applicable Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock which has been held for two years free of the Applicable Requirements.

PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS

This Prospectus relates to the resale of 1,748,250 shares of common stock by the selling stockholders. The table below sets forth information with respect to the resale of shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of common stock by the selling stockholders for shares currently outstanding. None of the selling stockholders are broker-dealers or affiliates of broker-dealers. None of the selling stockholders have had a material relationship with us since our inception.

Selling Stockholders

Shareholder	Date Shares Acquired (1)	Shares Beneficially Owned Before Resale	Amount Offered (Assuming all shares immediately sold)	Shares Beneficially Owned After Resale (2)
Abili, Garth	October 2006	75,000	75,000	--
Amouzou, Joe	March 2006	37,500	37,500	--
An, Jong Lye	December 2006	75,000	75,000	--
Baker, Robert	December 2006	75,000	75,000	--
Barcellos, Claudia (A)	October 2006	50,000	50,000	--
Barnes, Cynthia	December 2006	50,000	50,000	--
Beaumont, Debra	December 2006	50,000	50,000	--
Bork, Darlene	March 2006	37,500	37,500	--
Brown, Joseph	March 2006	20,000	20,000	--
Chernoff, Danica	March 2006	37,500	37,500	--
Derseh, Meron (Kuku)	March 2006	20,000	20,000	--
Downing, Bill (B)	March 2006	37,500	37,500	--
Downing, Gay (C)	March 2006	37,500	37,500	--
Dyer, Cheyene	December 2006	50,000	50,000	--
Gayah, Reynold	March 2006	37,500	37,500	--
Gordon, Michelle	March 2006	20,000	20,000	--
Gusola, Lucy	March 2006	37,500	37,500	--
Henderson, Kelli	December 2006	50,000	50,000	--
Hill, Marco (A)	October 2006	50,000	50,000	--
Hill, Terry (A)	October 2006	50,000	50,000	--
Jargalsaikhan, Altaunchimeg	November 2006	112,875	112,875	--
Johnson, Doreen	December 2006	50,000	50,000	--
Johnstone, Crystal	December 2006	75,000	75,000	--
Kabeta, Solomon	December 2006	50,000	50,000	--
Lukuku, Jasmine	March 2006	37,500	37,500	--
Medek, Pavel	November 2006	112,875	112,875	--
Mills, Dawn (D)	March 2006	20,000	20,000	--
Mills, Elwood (E)	March 2006	37,500	37,500	--
Mills, Kathryn (D)	March 2006	20,000	20,000	--
Mills, Taurean (F)	March 2006	20,000	20,000	--
O'Neill, Sonia	March 2006	37,500	37,500	--
Palmer, Carlene	December 2006	50,000	50,000	--
Peart, Raj	December 2006	50,000	50,000	--

Pierre, Cheryl	March 2006	20,000	20,000	--
Proulx, Alicia	March 2006	20,000	20,000	--
Pyne, Susan	March 2006	37,500	37,500	--
Rochester, Ovel	October 2006	50,000	50,000	--
Summers, Cherie	December 2006	50,000	50,000	--
	TOTALS	1,748,250	1,748,250

(1) All of the shares of common stock offered by the Selling Shareholders were acquired from the Company in connection with Offshore Subscription Agreements pursuant to Regulation S of the Securities Act of 1933, as amended, for consideration of $0.04 per share.

(2) Assuming all shares offered herein are sold.

(A) Cousin of Valda Downing our Chief Executive Officer and second cousin of Karl Antonius our Vice President and former Chief Executive Officer.

(B) Brother of Ms. Downing and uncle of Mr. Antonius.

(C) Sister in law of Ms. Downing and aunt of Mr. Antonius.

(D) Niece of Ms. Downing and cousin of Mr. Antonius.

(E) Uncle of Ms. Downing and great uncle of Mr. Antonius.

(F) Nephew of Ms. Downing and cousin of Mr. Antonius.

Upon the effectiveness of this registration statement, 10,400,000 shares of our outstanding common stock will be subject to the resale provisions of Rule 144. The 1,748,250 remaining shares offered by the selling stockholders pursuant to this Prospectus may be sold by one or more of the following methods, without limitation:

o  ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

o  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o  an exchange distribution in accordance with the rules of the applicable exchange;

o  privately-negotiated transactions;

o  broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

o  a combination of any such methods of sale; and

o  any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

We currently lack a public market for our common stock. Selling shareholders will sell at a price of $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The offering price of the shares has been arbitrarily determined by us based on estimates of the price that purchasers of speculative securities, such as the shares offered herein, will be willing to pay considering the nature and capital structure of our Company, the experience of the officers and Directors, and the market conditions for the sale of equity securities in similar companies. The offering price of the shares bears no relationship to the assets, earnings or book value of our Company, or any other objective standard of value. We believe that only a small number of shares, if any, will be sold by the selling shareholders, prior to the time our common stock is quoted on the OTC Bulletin Board, at which time the selling shareholders will sell their shares based on the market price of such shares. The Company is not selling any shares pursuant to this Registration Statement and is only registering the re-sale of securities previously purchased from us.

The Selling Security Holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Security Holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The Selling Security Holders may sell their shares of common stock short and redeliver our common stock to close out such short positions; however, the Selling Security Holders may not use shares of our common stock being registered in the Registration Statement to which this Prospectus is a part to cover any short positions entered into prior to the effectiveness of such Registration Statement. If the Selling Security Holders or others engage in short selling it may adversely affect the market price of our common stock.

Broker-dealers engaged by the Selling Security Holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. It is not expected that these commissions and discounts will exceed what is customary in the types of transactions involved.

The Selling Security Holders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. Therefore, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

No established public trading market exists for our common stock. We have no shares of common stock subject to outstanding options or warrants to purchase, or securities convertible into, our common stock. We have no outstanding shares of Preferred Stock. Except for this offering, there is no common stock that is being, or has been proposed to be, publicly offered. As July 3, 2007, there were 12,148,250 shares of common stock outstanding, held by approximately 40 shareholders of record.

ADDITIONAL INFORMATION

Our fiscal year ends on December 31. We plan to furnish our shareholders annual reports containing audited financial statements and other appropriate reports, where applicable. In addition, we intend to become a reporting company and file annual, quarterly, and current reports, and other information with the SEC, where applicable. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 100 F. Street, N.E., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's Internet site at http\\www.sec.gov.

LEGAL MATTERS

Certain legal matters with respect to the issuance of shares of common stock offered hereby will be passed upon by The Loev Law Firm, PC, Bellaire, Texas.

FINANCIAL STATEMENTS

The Financial Statements required by Item 310 of Regulation S-B are stated in U.S. dollars and are prepared in accordance with U.S. Generally Accepted Accounting Principles. The following financial statements pertaining to Suncross Exploration Corporation are filed as part of this Prospectus.

SUNCROSS EXPLORATION CORPORATION
(An Exploration Stage Company)
BALANCE SHEET
(unaudited)

March 31,
2007

ASSETS

Current assets
Cash	$37,999
Prepaid expenses	27,520

Total assets	$65,519

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$6,907

Total liabilities	6,907

Stockholders’ Equity:
Preferred stock, $.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	-
Common stock, $.001 par value, 100,000,000 shares authorized; 12,148,250 shares issued and outstanding	12,148
Additional paid-in capital	77,782
Share subscriptions receivable	(1,000)
Deficit accumulated during the exploration stage	(30,318)
Total stockholders’ equity	58,612

Total liabilities and stockholders’ equity	$65,519

The accompanying notes are an integral part of these financial statements.

SUNCROSS EXPLORATION CORPORATION
(An Exploration Stage Company)
STATEMENTS OF EXPENSES
(unaudited)

			From
			November 16,
	Three months	Three months	2004 (Inception)
	ended	ended	To March 31,
	March 31, 2007	March 31, 2006	2007

Operating expenses:
Exploration and development	$1,500	$-	$9,000
Foreign exchange (gain)	(46)	5	(321)
Geological consulting	-	-	2,041
Mineral property acquisition costs	-	-	6,000
Other selling, general and administrative	4,354	259	13,598

Net loss	$(5,808)	$(264)	$(30,318)

Basic and diluted net loss per common share	$(0.00)	$(0.00)	n/a

Weighted average number of common shares outstanding	12,148,250	10,494,389	n/a

The accompanying notes are an integral part of these financial statements.

SUNCROSS EXPLORATION CORPORATION
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS
(unaudited)

			From
	Three months ended	Three months ended	November 16, 2004 (Inception)
	March 31, 2007	March 31, 2006	To March 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(5,808)	$(264)	$(30,318)
Adjustments to reconcile net loss to cash used in operations
Accounts payable and accrued liabilities	1,307	-	6,907
Subscription payable		700
Prepaid expenses and other current assets	(17,520)	-	(27,520)
Net cash used in operating activities	(22,021)	(436)	(50,931)

Cash flows from financing activities
Proceeds from Sale of Stock	-	22,900	88,930
Due to shareholder	(175)
Net cash flows provided by (used in) financing activities	(175)	22,900	88,930

Increase (Decrease) in Cash	(22,196)	23,336	37,999

Cash, Beginning of Period	60,195	8,877

Cash, End of Period	$37,999	$.32,213	$37,999

Supplemental Disclosure of Cash Flow Information
Interest paid	$	$-	$-
Income taxes paid		-	-

The accompanying notes are an integral part of these financial statements.

SUNCROSS EXPLORATION CORPORATION
(An Exploration Stage Company)
Notes to Financial Statements
(unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Suncross Exploration Corporation have been prepared in accordance with accounting principles generally accepted in the United Sates of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with Suncross’ audited 2006 annual financial statements and notes thereto filed with the SEC on form SB-2. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the result of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements, which would substantially duplicate the disclosure required in Suncross’ 2006 annual financial statements have been omitted.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared assuming that Suncross will continue as a going concern. As shown in the accompanying financial statements, Suncross suffered losses of $5,808 for the three months ended March 31, 2007, has an accumulated deficit of $30,318 at March 31, 2007. These conditions raise substantial doubt as to Suncross’ ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if Suncross is unable to continue as a going concern. Management intends to finance these deficits by selling its common stock.

SUNCROSS EXPLORATION CORPORATION
(An Exploration Stage Company)

FINANCIAL STATEMENTS
December 31, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Suncross Exploration Corporation
(a development stage company)
Blaine, Washington

We have audited the accompanying balance sheet of Suncross Exploration Corporation (a development stage company), as of December 31, 2006 and the related statements of expenses, changes in stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005 and the period from November 16, 2004 (Inception) through December 31, 2006. These financial statements are the responsibility of Suncross Exploration Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Suncross as of December 31, 2006 and the results of its operations and its cash flows for the periods described in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Suncross will continue as a going concern. As discussed in Note 3 to the financial statements, Suncross suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas
June 14, 2007

SUNCROSS EXPLORATION CORPORATION
(An Exploration Stage Company)

BALANCE SHEET

December 31, 2006

ASSETS

Current assets
Cash	$60,195
Prepaid expenses	10,000

Total assets	$70,195

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$5,600
Due to shareholder	175

Total current liabilities	5,775

Stockholders’ equity:
Preferred stock, $.001 par value, 20,000,000 shares authorized;	--
no shares issued and outstanding
Common stock, $.001 par value, 100,000,000 shares authorized;	12,148
12,148,250 share issued and outstanding
Additional paid in capital	77,782
Stock subscription receivable	(1,000)
Deficit accumulated during exploration stage	(24,510)

Total stockholders’ equity	64,420

Total liabilities and stockholders’ equity	$70,195

See summary of accounting policies and notes to financial statements.

SUNCROSS EXPLORATION CORPORATION
(An Exploration Stage Company)

STATEMENTS OF EXPENSES

			From
			November 16,
	Year Ended	Year ended	2004 (Inception)
	December 31, 2005	December 31, 2006	To December 31, 2006

Operating expenses:
Exploration and development	$-	$7,500	$7,500
Foreign exchange (gain)	(283)	8	(275)
Geological consulting	-	2,041	2,041
Mineral property acquisition costs	-	6,000	6,000
Other selling, general and administrative	2,506	6,563	9,244

Net loss	$2,223	$22,112	$24,510

Basic and diluted net loss per common share	$(0.00)	$(0.00)	$ N/A

Weighted Average Number Of Common Shares Outstanding	10,234,521	10,998,266	N/A

See summary of accounting policies and notes to financial statements.

SUNCROSS EXPLORATION CORPORATION
(An Exploration Stage Company)

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2005	Year Ended December 31, 2006	From November 16, 2004 (Inception) To December 31, 2006

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(2,223)	$(22,112)	$(24,510)

Adjustments to reconcile net loss to net cash used in (provided by) operating activities:
Prepaid expenses and other current assets	(10,000)	-	(10,000)
Accounts payable and accrued liabilities	2,100	3,500	5,600
Net cash used in operating activities	(10,123)	(18,612)	(28,910)
CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from sale of stock	19,000	69,930	88,930
Due to shareholder			175
Net cash provided by financing activities	19,000	69,930	89,105

Increase in Cash	8,877	51,318	60,195

Cash, Beginning of Period	-	8,877	-

Cash, End of Period	$8,877	$60,195	$60,195

Supplemental Disclosure of Cash Flow Information:

Interest paid	$-	$-	$-
Income taxes paid	-	-	-

See summary of accounting policies and notes to financial statements.

SUNCROSS EXPLORATION CORPORATION
(An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY

PERIOD FROM NOVEMBER 16, 2004 (INCEPTION) TO DECEMBER 31, 2006

	COMMON STOCK
	SHARES	AMOUNT	ADDITIONAL PAID IN CAPITAL	STOCK SUBSCRIPTION	DEFICIT ACCUMULATED DURING EXPLORATION STAGE	TOTAL STOCKHOLDERS' EQUITY

Balance, November 16, 2004 (Date of Inception)	-	$-	$-	$-	$-	$-

Common stock subscribed	10,000,000	10,000	-	(10,000)	-	-
Net loss	-	-	-	-	(175)	(175)

Balance, December 31, 2004	10,000,000	10,000	0	(10,000)	(175)	(175)

Common stock issued for cash	400,000	400	9,600	9,000	-	19,000
Net loss	-	-	-	-	(2,223)	(2,223)

Balance, December 31, 2005	10,400,000	10,400	9,600	(1,000)	(2,398)	16,602

Common stock issued for cash	1,748,250	1,748	68,182	-	-	69,930
Net loss	-	-	-	-	(22,112)	(22,112)

Balance, December 31, 2006	12,148,250	$12,148	$77,782	$(1,000)	$(24,510)	$64,420

See summary of accounting policies and notes to financial statements.

SUNCROSS EXPLORATION CORPORATION
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS

Nature of Business. Suncross Exploration Corporation (“Suncross”) was incorporated on November 16, 2004. Suncross is an Exploration Stage Company as defined by Statement of Financial Accounting Standard No. 7 Accounting and Reporting by Development Stage Enterprises. Suncross acquired a mineral property located in South Western British Columbia, seventeen miles north of Kamloops, Canada and has not yet determined whether this property contains reserves that are economically recoverable. The recoverability of property expenditures will be dependent upon the discovery of economically recoverable reserves, confirmation of Suncross’s interest in the underlying property, the ability of Suncross to obtain necessary financing to satisfy the expenditure requirements under the property agreement and upon future profitable production or proceeds from the sale thereof.

Since inception, November 16, 2004, Suncross has been in the exploration phase and has not yet realized any revenues from its planned operations. Suncross was formed for the purpose of acquiring exploration and development stage natural resources properties. Suncross has not commenced business operations.

On April 20, 2007, Suncross created a wholly owned subsidiary, 0788851, Ltd., a British Columbia, Canada, company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While it is believed that such estimates are reasonable, actual results could differ significantly from those estimates.

Cash and Cash Equivalents. Suncross considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition. Suncross recognizes revenue in accordance with the criteria outlined in the Securities Exchange Commission Staff Accounting Bulletin No. 104 Revenue Recognition. Revenues will be recognized when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured.

Income taxes. Suncross recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Suncross provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Basic and diluted net loss per share. Basic and diluted net loss per share calculations are presented in accordance with Financial Accounting Standards Statement 128, and are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents in years with net income. Basic and diluted loss per share are the same due to the absence of common stock equivalents.

Foreign Currency Translation. Suncross’s functional currency is the Canadian dollar and its reporting currency is the United States dollar. The financial statements of Suncross are translated to United States dollars in accordance with Statement of Financial Accounting Standard No. 52 Foreign Currency Translation (“SFAS 52”). Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Suncross has not entered into derivative instruments to offset the impact of foreign currency fluctuations.

Mineral Properties and Exploration Costs. Suncross capitalizes acquisition and option costs of mineral property rights where Suncross believes the properties contain potentially mineralized material. The amount capitalized represents fair market value at the time the mineral rights were acquired. The accumulated costs of acquisition for properties that are developed to the stage of commercial production will be amortized using the unit-of-production method. Mineral exploration costs are expensed as incurred.

Environmental Costs. Environmental expenditures that relate to current operations are charged to operations or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are charged to operations. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or Suncross’s commitments to plan of action based on the then known facts.

Fair Value of Financial Instruments. Suncross includes fair value information in the notes to financial statements when the fair value of its financial instruments is different from the book value. When the book value approximates fair value, no additional disclosure is made.

Concentration of Credit Risk. Financial instruments which subject Suncross to concentrations of credit risk include cash and cash equivalents and accounts receivable. Suncross maintains its cash in well known banks selected based upon management's assessment of the banks' financial stability. Balances periodically exceed the $100,000 federal depository insurance limit; however, Suncross has not experienced any losses on deposits.

Recently issued accounting pronouncements. Suncross does not believe he adoption of recently issued accounting pronouncement will have an impact on Suncross’s financial position, results of operations, or cash flows.

NOTE 3 - GOING CONCERN

Suncross has incurred net losses of $22,112 and $2,223 and negative cash flows from operations of $18,612 and $10,123 in fiscal years 2006 and 2005, respectively. These conditions raise substantial doubt as to Suncross’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if Suncross is unable to continue as a going concern. To address Suncross’s financial situation, management plans to raise additional capital through a private placement and public offering of its common stock.

NOTE 4 - SHAREHOLDERS’ EQUITY

On November 18, 2004, Suncross received a stock subscription for 10,000,000 common shares at $0.001 for a total cash requirement of $10,000 from the then President and Director of Suncross. At December 31, 2006, $1,000 of the total cash requirement related to the stock subscription remained outstanding. This amount was subsequently collected in April 2007.

During 2005, Suncross sold 400,000 common shares at $0.025 per share or $10,000.

During 2006, Suncross sold 1,748,250 common shares at $0.04 per share or $69,930.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

Suncross agreed to pay their lawyers on September 7, 2005 to assist with the preparation of registration statements and related matters for a flat fee of $35,000. At December 31, 2006 a payment of $10,000 had been and in March 2007 an additional payment was made of $17,500. There are no other significant commitments or contractual obligations with any parties respecting executive compensation, consulting arrangements or other matters, except as disclosed.

In April 2006, Suncross leased approximately 132 square feet of office space in Blaine, Washington for 12 months with a monthly rental rate of $198. Rent expense for 2006 and 2005 was $2,048 and $0, respectively. The minimum annual rental under this non-cancelable operating lease is $792, all payable during 2007.

Suncross and its mineral property interest is subject to a variety of federal and provincial regulations governing land use, health, safety and environmental matters. Suncross’s management believes it has been in substantial compliance with all such regulations, and is unaware of any pending action or proceeding relating to regulatory matters that would affect the financial position of Suncross.

NOTE 6 - EXPLORATION AND DEVELOPMENT AND MINERAL PROPERTIES

On May 2, 2006, Suncross purchased a mineral claim known as the Argo Claim, located in South Western British Columbia, seventeen miles north of the Town of Kamloops, Canada, for $6,000. This claim covers 453 acres and expires on January 17, 2008. Suncross has not determined whether the mineral claim contains mineralised material and has consequently written off the related mineral rights and acquisition costs to operations. Exploration and development costs were $7,500 and $0 for 2006 and 2005, respectively, and mineral property costs were $6,000 and $0 for 2006 and 2005, respectively.

 NOTE 7 - INCOME TAXES

Suncross incurred losses since its inception and, therefore, has not been subject to federal income taxes. As of December 31, 2006, Suncross had net operating losses for income tax purposes of $24,510. The NOL expire in various tax years through 2026.

Significant components of Suncross’s deferred income tax assets at December 31, 2006 are as follows:

Deferred income tax asset	8,333
Valuation allowance	(8,333)

Net deferred tax assets	$-

DEALER PROSPECTUS DELIVERY OBLIGATION

Until ninety (90) days after the later of (1) the effective date of the registration statement or (2) the first date on which the securities are offered publicly, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

See Indemnification of Directors and Officers above.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Description	Amount to be Paid
Filing Fee - Securities and Exchange Commission	$5.27
Attorney's fees and expenses	40,000.00*
Accountant's fees and expenses	10,000.00*
Transfer agent's and registrar fees and expenses	1,500.00*
Printing and engraving expenses	1,500.00*
Miscellaneous expenses	5,000.00*
Total	$58,005.27*

* Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On November 18, 2004, we issued 10,000,000 shares of common stock to our then Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director, Karl Antonius in consideration for $10,000 (or $0.001 per share). We claim an exemption from registration afforded by Section 4(2) of the Act for the above issuance, because that issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, he took the shares for investment and not resale and we took appropriate measures to restrict the transfer of the shares.

In June 2005, we sold an aggregate of 400,000 shares of our restricted common stock to an aggregate of two (2) shareholders for an aggregate of $10,000 US (or $0.025 US per share) in connection with Offshore Subscription Agreements, in a transaction not registered under the Securities Act of 1933 (the "Act"). We claim an exemption from registration afforded by Regulation S of the Act ("Regulation S") for the above issuances, since the issuances were made to a non-U.S. person (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to an offshore transaction, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

Between March and December 2006, we sold an aggregate of 1,748,250 shares of our restricted common stock to an aggregate of thirty-seven (37) shareholders for an aggregate of $69,930 US (or $0.04 US per share) in connection with Offshore Subscription Agreements, in a transaction not registered under the Act. We claim an exemption from registration afforded by Regulation S for the above issuances, since the issuances were made to a non-U.S. person (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to an offshore transaction, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

ITEM 27. EXHIBITS

Exhibit Number	Description of Exhibit

Exhibit 3.1*	Articles of Incorporation

Exhibit 3.2*	Amended and Restated Bylaws

Exhibit 5.1*	Opinion and consent of The Loev Law Firm, PC re: the legality of the shares being registered

Exhibit 10.1*	Argo Claim transfer documentation

Exhibit 10.2*	Invoice for Work Performed by Diamond S Holdings Ltd.

Exhibit 10.3*	Stock Purchase Agreement (Karl Antonius and Valda Downing)

Exhibit 23.1*	Consent of Malone & Bailey, PC, Certified Public Accountants

Exhibit 23.2*	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)

Exhibit 23.3*	Consent of Laurence Sookochoff

* Filed as an exhibit to this SB-2 Registration Statement.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.  To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

(a)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)  To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and rise represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes to such information in the Registration Statement.

2.  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.  To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.  For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.  Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.  Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

5.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6.  For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

7.  For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

8.  That, for the purpose of determining liability under the Securities Act to any purchaser:

a). If the small business issuer is relying on Rule 430B:

1.  Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

2.  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

b). If the small business issuer is subject to Rule 430C:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Blaine, Washington, July 16, 2007.

SUNCROSS EXPLORATION CORPORATION

By: /s/ Valda Downing
Valda Downing
Chief Executive Officer and
Chief Financial Officer
(Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ Valda Downing
Valda Downing
Chief Executive Officer,
Chief Financial Officer
(Principal Accounting Officer),
Treasurer, Secretary and Director

July 16, 2007

/s/ Karl Antonius
Karl Antonius
Vice President

July 16, 2007

EXHIBIT INDEX

Exhibit 3.1*	Articles of Incorporation

Exhibit 3.2*	Amended and Restated Bylaws

Exhibit 5.1*	Opinion and consent of The Loev Law Firm, PC re: the legality of the shares being registered

Exhibit 10.1*	Argo Claim transfer documentation

Exhibit 10.2*	Invoice for Work Performed by Diamond S Holdings Ltd.

Exhibit 10.3*	Stock Purchase Agreement (Karl Antonius and Valda Downing)

Exhibit 23.1*	Consent of Malone & Bailey, PC, Certified Public Accountants

Exhibit 23.2*	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)

Exhibit 23.3*	Consent of Laurence Sookochoff

* Filed as an exhibit to this SB-2 Registration Statement.